Exhibit 23.3

Consent of Independent Auditors

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated December 3, 2015 relating to the Terasquare Co., Ltd. financial statements, which appears in the Current Report on Form 8-K/A Amendment No. 1 dated December 7, 2015. We also consent to the reference of our firm under the heading “Experts” in such Registration Statement.

/s/ Yeil Accounting Corporation

Seoul, Korea
April 15, 2016